Exhibit 15.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statements on Form F-3 (No. 333-289656) and Form S-8s (No.333-288320, No.333-279756, No.333-273374 and No.333-265214) of E-Home Household Service Holdings Limited (the “Company”) of auditor’s opinion in the Report of Independent Registered Public Accounting Firm dated on October 30, 2025, relating to the consolidated balance sheets of the Company as of June 30, 2025, and the related consolidated statements of operations and comprehensive loss, changes in shareholder’s equity, and cash flows for the year ended June 30, 2025 and the related notes, included in its Annual Report on Form 20-F.

/s/ Enrome LLP

Enrome LLP

Singapore

October 30, 2025

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